Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Senior Director, Public Relations	Andrew Lacko, Senior Director, Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Lisa Hawks, Director, Public Relations	Wade Bronson, Director, Investor Relations
(612) 291-6150 or lisa.hawks@bestbuy.com	(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy’s Third Quarter Diluted EPS

Increases to $0.53

EPS increases 51 percent year-over-year on a comparable basis

Company raises annual revenue and EPS guidance

Third-Quarter Performance Summary
(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Nov. 28, 2009	Nov. 29, 2008
Revenue	$12,024	$11,500
Comparable store sales % change[1]	1.7%	(5.3)%
Gross profit as % of revenue	24.5%	24.9%
SG&A as % of revenue	21.3%	22.5%
Operating income	$376	$274
Operating income as % of revenue	3.1%	2.4%
Net earnings	$227	$52
Diluted EPS	$0.53	$0.13
Adjusted Diluted EPS [2]	$0.53	$0.35

1                   Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue  related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2                   Excludes the impact of a non-operating, other-than-temporary impairment charge of $111 million ($93 million net of tax, or $0.22 per diluted share) that the company incurred in the third fiscal quarter of 2009 related to the company’s 2.9-percent investment in the common stock outstanding of The Carphone Warehouse Group PLC. Please see the appendix attached to this earnings release, titled “Reconciliation of Non-GAAP Financial Measures.”

MINNEAPOLIS, Dec. 15, 2009 — Best Buy Co., Inc. (NYSE: BBY), a leading retailer of consumer electronics, today reported net earnings of $227 million, or $0.53 per diluted share, for its fiscal third quarter ended on Nov. 28, 2009, compared with $52 million, or $0.13 per diluted share, for the prior year period. Excluding the impact of a non-operating impairment charge incurred in the previous year’s third fiscal quarter, diluted earnings per share increased 51 percent versus the prior year period’s adjusted diluted earnings per share of $0.35.

“I believe the results we announced this morning show that our commitment to customer centricity is paying off,” said Brian Dunn, CEO of Best Buy. “I want to thank our employees for helping us achieve significant earnings growth in the quarter and putting us in a position to deliver a good year in a tough environment. I also want to thank our customers for choosing to shop with Best Buy.”

Company Reports Strong Domestic Comparable Store Sales Increase and Market Share Gains

During the third quarter of fiscal 2010, Best Buy’s revenue increased 5 percent to $12.0 billion, compared with revenue of $11.5 billion for the third quarter of fiscal 2009. The revenue increase reflected the addition of 127 net new stores in the past 12 months and a comparable store sales gain of 1.7 percent. Revenue gains were partially offset by the unfavorable impact of foreign currency fluctuations.

The domestic segment’s fiscal third quarter revenue totaled $8.9 billion, an increase of 9 percent versus the prior year period. This revenue increase was driven by a comparable store sales gain of 4.6 percent and the net addition of 87 stores in the past 12 months. The comparable store sales gain was driven by increased traffic and an improvement in average ticket.  The company noted that traffic increased over the prior year period for the second consecutive quarter. Comparable store sales gains in notebook computers, flat panel televisions, mobile phones and appliances were partially offset by decreases in gaming, movies and music.  The company noted that domestic comparable store sales improved sequentially each month of the fiscal quarter, finishing with an 8.4 percent increase in the fiscal month of November as the company experienced low-double digit comparable store sales gains on Friday and Saturday of the Thanksgiving holiday shopping weekend. Furthermore, the company reported that domestic online sales for the fiscal third quarter increased more than 20 percent versus the prior year period on higher website traffic and average ticket.

The company believes its domestic segment experienced strong market share gains, growing an estimated 230 basis points for the three months ended Oct. 31, 2009 as compared to the prior year period. Solid store execution and popular bundled solutions allowed the domestic segment to capitalize on changes in the competitive environment. The company believes the strong market share gains were most pronounced in categories critical to the company’s connected world strategy, with flat-panel televisions, digital imaging, notebook computers and mobile phones experiencing the largest gains.

The international segment’s fiscal third quarter revenue totaled $3.1 billion, a decrease of approximately 6 percent versus the prior year period. The revenue decrease was driven primarily by a comparable store sales decline of 6.7 percent and the negative impact of foreign currency fluctuations. Partially offsetting these declines were gains from the net addition of 40 stores over the past 12 months. Excluding the negative impact of fluctuations in foreign currency exchange rates, the international segment’s revenue decreased approximately 4 percent versus the prior-year period. Best Buy Europe, which was included in the comparable store sales calculation for the first time in the fiscal third quarter, reported a comparable store sales decline of approximately 3 percent for the fiscal quarter. Canada reported a high single-digit decline in comparable store sales as macroeconomic conditions continued to negatively impact consumer electronics and gaming sales, which was partially offset by continued strength in Best Buy Mobile.

The enterprise gross profit rate for the fiscal third quarter was 24.5 percent of revenue, compared to 24.9 percent of revenue for the prior year period. Consistent with the company’s expectations, the domestic segment reported a gross profit rate of 24.1 percent during the fiscal third quarter, which represented a 30 basis point decline over the prior year period and was due in part to continued mix pressure from higher sales of lower gross profit rate notebook computers. This change represented an improvement versus the second fiscal quarter’s year-over-year decline. The international segment reported a gross profit rate of 25.4 percent, a decline of 70 basis points versus the prior year period. This decline was driven primarily by Best Buy Europe.

Disciplined Cost Controls and Leverage on Sales Growth Drives Lower SG&A Rate

Best Buy’s selling, general and administrative expense (SG&A) rate decreased to 21.3 percent of revenue for the fiscal third quarter, compared with 22.5 percent of revenue for the prior year period. This improvement was the result of continued disciplined expense management combined with leverage on the comparable store sales increase. The company reported that its third quarter domestic SG&A rate of 20.2 percent represented an improvement over the prior year period of 70 basis points. The international segment’s SG&A rate improved 170 basis points versus the prior year’s period to 24.7 percent. Excluding Best Buy Europe and other fiscal 2009 acquisitions, the company reported that SG&A dollar spending for the first nine months of fiscal 2010 remained consistent with the company’s expectations.

Company Experiences Significant Growth in Both Domestic and International Operating Income

For the fiscal third quarter, Best Buy reported operating income of $376 million, or 3.1 percent of revenue. The domestic segment reported fiscal third-quarter operating income of $353 million, an increase of 25 percent when compared with the prior-year period. The international segment generated a $23 million operating profit for the fiscal third quarter, an increase of $32 million versus the prior-year period. Overall, the international segment’s results were in line with the company’s expectations for the period. Also included in the international results is approximately $22 million related to non-cash amortization expenses of intangible assets related to acquired tradenames and customer relationships in Best Buy Europe.

“Although the top-line results for our international segment continued to be challenged, we were very pleased with the growth in operating profits in Europe and Canada,” said Bob Willett, CEO of Best

Buy International, who has announced his retirement. “Our diligent focus on expense management this year has allowed us to improve the international segment’s profitability while continuing to plant seeds of growth in new geographies.”  Added Brian Dunn, “We thank Bob for his considerable contributions to Best Buy. Because of the solid foundation Bob has laid across the globe, we believe Best Buy is well positioned to provide future growth opportunities for its employees and shareholders and we wish him the best in his upcoming retirement.”

For the fiscal third quarter, the company recorded an effective tax rate of 25.6 percent. The effective tax rate was lower than the company’s expectations due primarily to the recent settlement of certain foreign tax matters.  The company estimates these matters positively affected the third quarter’s diluted EPS by approximately 5 cents, after reflecting the impact of the non-controlling interest related to Best Buy Europe.  As a result of this settlement, the company now anticipates that its annual tax rate will be approximately 36.5 percent.

Company Raises Fiscal 2010 Revenue and EPS Guidance

“Our revenue and earnings performance in the fiscal third quarter was strong considering the continuing challenges on overall consumer spending in the retail environment,” said Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO.  “We are pleased with the continued stabilization of store traffic and our significant share growth in the third fiscal quarter. We now forecast greater revenue and earnings for the year, and as a result, we are raising the bottom and top ends of our full year guidance.  While a large portion of the key holiday selling season remains ahead and consumers are clearly being very conscious of what they buy and from whom they make purchases, the trends we experienced in the third quarter continue to provide encouragement about what lies ahead in the balance of the fiscal year.”

The company believes its improved revenue outlook for the fiscal fourth quarter will primarily be driven by categories in the domestic segment with lower gross profit rates such as notebook computers and entry price-point televisions across all screen sizes. As a result, the company anticipates a lower fiscal fourth quarter gross profit rate than previously expected.

The company’s updated guidance range for the fiscal year ending on Feb. 27, 2010, included the following assumptions:

•                  Enterprise revenue of $49.0 billion to $49.5 billion.

•                  Annual enterprise comparable store sales change of flat to up 1 percent versus the prior year.

•                  Enterprise gross profit rate of flat to up to 10 basis points versus the prior year.

•                  An increase in SG&A dollars of 1 percent to 1.5 percent, excluding fiscal 2009 acquisitions. Including fiscal 2009 acquisitions and fluctuations in foreign exchange rate, total enterprise SG&A dollars to increase 9.5 percent to 10 percent.

•                  Non-GAAP annual earnings per diluted share of $3.00 to $3.15 1, an increase over the prior year’s adjusted diluted EPS of approximately 4 percent to 9 percent. GAAP annual earnings per diluted share of $2.94 to $3.09, which includes first quarter restructuring charges totaling 6 cents per diluted share.

•                  Best Buy Europe delivers results consistent with the company’s previous guidance.

1  This non-GAAP financial measure provides the company and investors with an understanding of the company’s expected annual diluted earnings per share adjusted to exclude the effect of the restructuring charges recorded in the first fiscal quarter. This non-GAAP financial measure assists the company and investors in making a ready comparison of the company’s expected annual diluted earnings per share for fiscal 2010 against published analysts’ estimates.

For additional information regarding Best Buy’s annual guidance, please refer to www.bestbuy.com under “For Our Investors.”

Strategic Highlights

Best Buy’s future growth plans and strategies revolve around four key business priorities.  These four priorities represent business opportunities where Best Buy believes it can grow and refine its business to address customer needs. Progress made against these priorities during the fiscal third quarter included:

•                  Grow Market Share Locally. The company estimated that for the three months ended Oct. 31, 2009, its domestic market share grew year-over-year by approximately 230 basis points. This significant increase reflected the impact of changes in the competitive environment, new store openings, solid store execution and strength in complex product categories such as notebook computers, flat-panel televisions, mobile phones and digital imaging.

•                  International Growth.  The international segment continued to grow its overall footprint, opening 5 large-format stores in Canada during the third fiscal quarter.  Best Buy Europe experienced connections growth of 2 percent and the company believes that Best Buy Europe continued to grow overall market share. Best Buy Europe is currently operating 17 Wireless World format stores which are experiencing encouraging early results. The company has signed leases on large-format sites in the U.K. and remains committed to opening its first large-format stores in that country in the spring of 2010, with additional stores to follow in the autumn.

•                  Connected Digital World.  Sales of connected devices remained strong during the fiscal third quarter, with flat-panel televisions, notebook computers and mobile phones experiencing the strongest growth during the period. The company believes that this business priority represents an opportunity for future growth as currently a low-single digit percent of the company’s hardware sales, with the exception of mobile phones, are sold with a digital connection. Furthermore, the company began rolling out its enhanced mobile phone experience in Future Shop stores in

Canada. This experience, which is called “Cell Shop,” is based on the very successful Best Buy Mobile store-within-a-store concept in Best Buy stores.

•                  Efficient and Effective Enterprise. The company focused on limiting spending while investing selectively in growth opportunities. The company significantly reduced its SG&A rate in its international segment despite the comparable store sales decline while continuing to plant seeds of growth for further expansion in Europe and Mexico.

On Oct. 27, 2009, the company paid a dividend of 14 cents per share, or $58 million in the aggregate, which was the same as the dividend per share paid in the prior year’s third fiscal quarter.  Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on December 15, 2009. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com.

More details regarding historical store counts, square footage and fiscal 2010 annual guidance are available on the company’s Web site under “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements  include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 29, 2009. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $45 billion in annual revenue and includes brands such as Best Buy, Audiovisions, The Carphone Warehouse, Future Shop, Geek Squad, Jiangsu Five Star, Magnolia Audio Video, Napster, Pacific Sales, The Phone House, and Speakeasy. Approximately 155,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in its communities. Community partnership is central to the way business is done at Best Buy. In fiscal 2009, Best Buy donated a combined $33.4 million to improve the vitality of the communities where its employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	Nov. 28, 2009	Nov. 29, 2008	Nov. 28, 2009	Nov. 29, 2008
Revenue	$12,024	$11,500	$33,141	$30,291
Cost of goods sold	9,082	8,639	24,958	22,916
Gross profit	2,942	2,861	8,183	7,375
Gross profit %	24.5%	24.9%	24.7%	24.3%
Selling, general and administrative expenses	2,566	2,587	7,179	6,485
SG&A %	21.3%	22.5%	21.7%	21.4%
Restructuring charges	—	—	52	—
Operating income	376	274	952	890
Operating income %	3.1%	2.4%	2.9%	2.9%
Other (expense) income
Investment income and other	11	(3)	38	27
Investment impairment	—	(111)	—	(111)
Interest expense	(23)	(35)	(68)	(69)
Earnings before income taxes and equity in earnings of affiliates	364	125	922	737
Income tax expense	93	68	338	296
Effective tax rate	25.6%	54.6%	36.7%	40.2%
Equity in earnings of affiliates	—	6	—	5
Net earnings including noncontrolling interests [1]	271	63	584	446
Net (earnings) attributable to noncontrolling interests [1]	(44)	(11)	(46)	(13)
Net earnings attributable to Best Buy Co., Inc. [1]	$227	$52	$538	$433

Earnings per share attributable to Best Buy Co., Inc.
Basic	$0.54	$0.13	$1.29	$1.05
Diluted[2]	$0.53	$0.13	$1.27	$1.04

Dividends declared per common share	$0.14	$0.14	$0.42	$0.40

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	417.1	412.9	416.3	412.1
Diluted	428.6	422.6	426.8	422.7

[1]

Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interest in Consolidated Financial Statements,” was adopted effective March 1, 2009. Among other things, the standard changed the presentation format and certain captions of the consolidated statements of earnings and condensed consolidated balance sheets.

[2]

The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 for both the three months ended November 28, 2009 and November 29, 2008, respectively, and $4.4 for both the nine months ended November 28, 2009 and November 28, 2008, respectively.

–Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Nov. 28,	Nov. 29,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$564	$569
Short-term investments	93	25
Receivables	2,630	2,638
Merchandise inventories	8,978	8,207
Other current assets	1,002	879
Total current assets	13,267	12,318
Net property & equipment	4,123	4,268
Goodwill	2,421	2,414
Tradenames	163	182
Customer relationships	292	420
Equity and other investments	332	435
Other assets	502	610
TOTAL ASSETS	$21,100	$20,647

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,083	$8,219
Accrued liabilities	2,818	2,775
Short-term debt	741	2,153
Current portion of long-term debt	36	48
Total current liabilities	12,678	13,195
Long-term liabilities	1,194	1,093
Long-term debt	1,104	1,125
Shareholders’ equity	6,124	5,234
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$21,100	$20,647

Certain amounts have been reclassified to conform to the current presentation.   In addition, with the adoption of SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements,” noncontrolling interests, previously reported as minority interests, were reclassified to shareholders’ equity.

– Appendix Follows –

Segment Results and Revenue Mix

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Nov. 28, 2009	Nov. 29, 2008	Nov. 28, 2009	Nov. 29, 2008
Revenue	$8,931	$8,196	24,730	$23,782
Comparable store sales % change[1]	4.6%	(6.3)%	(1.0)%	0.5%
Gross profit as % of revenue	24.1%	24.4%	24.5%	24.6%
SG&A as % of revenue	20.2%	20.9%	20.5%	20.9%
Operating income	$353	$283	$971	$875
Operating income as % of revenue	4.0%	3.5%	3.9%	3.7%
Adj. operating income[2]	$353	$283	$996	$875
Adj. operating income % of revenue[2]	4.0%	3.5%	4.0%	3.7%

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Nine Months Ended
	Nov. 28, 2009	Nov. 29, 2008	Nov. 28, 2009	Nov. 29, 2008
Revenue	$3,093	$3,304	$8,411	$6,509
Comparable store sales % change[1]	(6.7)%	0.3%	(8.8)%	1.2%
Gross profit as % of revenue	25.4%	26.1%	25.3%	23.5%
SG&A as % of revenue	24.7%	26.4%	25.2%	23.3%
Operating income	$23	$(9)	$(19)	$15
Operating income as % of revenue	0.7%	(0.3)%	(0.2)%	0.2%
Adj. operating income (loss)[2]	$23	$(9)	$8	$15
Adj. operating income (loss) % of revenue[2]	0.7%	(0.3)%	0.1%	0.2%

1  Our comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue  related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of our calculation of the comparable store sales percentage change attributable to our International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, our method of calculating comparable store sales may not be the same as other retailers’ methods.

2  A reconciliation of operating income to adjusted operating income (in dollars and as a percentage of revenue) for the first nine months of fiscal 2010 are presented in the appendix attached to this earnings release, titled “Reconciliation of Non-GAAP Financial Measures.”

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Nov. 28, 2009	Nov. 29, 2008	Nov. 28, 2009	Nov. 29, 2008
Consumer Electronics	39%	39%	8.0%	(13.7)%
Home Office	33%	32%	10.0%	11.1%
Entertainment Software	16%	19%	(10.9)%	(12.4)%
Appliances	5%	4%	10.0%	(21.0)%
Services	6%	6%	0.4%	1.3%
Other	1%	<1%	n/a	n/a
Total	100%	100%	4.6%	(6.3)%

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Nov. 28, 2009	Nov. 29, 2008	Nov. 28, 2009	Nov. 29, 2008
Consumer Electronics	18%	18%	(18.3)%	(0.3)%
Home Office	55%	54%	(3.3)%	(1.4)%
Entertainment Software	7%	6%	(13.6)%	(2.7)%
Appliances	8%	8%	(6.8)%	7.4%
Services	12%	14%	5.3%	3.0%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(6.7)%	0.3%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying earnings release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

As used in the accompanying earnings release, the company defines adjusted net earnings, adjusted diluted earnings per share and adjusted operating income for the periods presented as its reported net earnings, diluted earnings per share and operating income  for those periods calculated in accordance with GAAP adjusted to exclude the effects of the investment impairment charge (which occurred in the third quarter of fiscal 2009) and the restructuring charges (which occurred in the first quarter of fiscal 2010).

These non-GAAP financial measures provide investors with an understanding of the company’s net earnings, diluted earnings per share  and operating income adjusted to exclude the effect of the charges described above.  These non-GAAP financial measures assist investors in making a ready comparison of the company’s net earnings, diluted earnings per share and operating income for its fiscal quarter and nine months ended November 28, 2009, against the company’s results for the respective prior year periods and against recent, published analysts’ estimates of the company’s diluted earnings per share for those periods that did not include the effect of such charges.

The following tables reconcile net earnings, diluted earnings per share and operating income  for the periods presented (GAAP financial measures) to adjusted net earnings, adjusted diluted earnings per share  and adjusted operating income (non-GAAP financial measures) for the periods presented.

	Three Months
	Ended
	Nov 29, 2008
Consolidated
Net earnings	$52
After-tax impact of investment impairment charges	93
Adjusted net earnings	$145

Diluted EPS	$0.13
Per share impact of investment impairment charges	0.22
Adjusted diluted EPS	$0.35

	Nine Months
	Ended
	Nov 28, 2009
	$	% of Revenue
Domestic
Operating income	$971	3.9%
Restructuring charges	25	0.1%
Adjusted operating income	$996	4.0%

International
Operating income	$(19)	-0.2%
Restructuring charges	27	0.3%
Adjusted operating income	$8	0.1%

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